Exhibit 99.1

For Immediate Release	Kronos Contact:	Paul Lacy
(978) 947-4944
placy@kronos.com

KRONOS® ANNOUNCES PRELIMINARY RESULTS FOR THE

THIRD QUARTER OF FISCAL 2006

CHELMSFORD, Mass., July 10, 2006 — Kronos® Incorporated (Nasdaq: KRON) today announced preliminary financial results for the third quarter of Fiscal 2006, ended July 1, 2006. Based on preliminary financial data, the company expects total revenue for the quarter to be approximately $140.0 to $141.5 million, compared with total revenue of $130.0 million for the same period last fiscal year. Based on this revenue, the company anticipates that it will report net earnings of approximately $0.30 to $0.33 per diluted share for the third quarter of Fiscal 2006. This compares with diluted earnings per share of $0.39 for the same period last fiscal year. Third-quarter Fiscal 2006 earnings include a charge of $0.09 per diluted share for stock-based compensation, which is not reflected in the previous year’s third-quarter earnings. Third-quarter Fiscal 2006 earnings also include a charge for amortization of intangible assets of $0.03 per diluted share. The charge for amortization of intangible assets was $0.03 per diluted share for the same period a year ago.

“Our financial performance this quarter did not meet our guidance. Notwithstanding these results, we believe the pipeline for future business is solid and our competitive position remains strong. We also believe the revenue opportunity was not lost but merely postponed,” said Kronos Chief Executive Officer Aron Ain. “We will be sharing a comprehensive analysis of the quarter on our upcoming earnings call during which we will provide the full details of our performance.”

Kronos will provide detailed results for the third quarter of Fiscal 2006 on Thursday, July 27 and will review these during a conference call on the same day, at 4:30 p.m. Eastern. A webcast of the conference call will be available to all interested parties on the Kronos website located at www.kronos.com under the Investor Relations section.

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About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos’ financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management’s expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company’s Annual Report on Form 10-K filed with the SEC on December 9, 2005 and its quarterly report on Form 10-Q filed with the SEC on May 11, 2006. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

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© 2006 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.